Exhibit 14
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                                                                         9/14/95


                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT made as of September 15, 1995, by and between U.S. Intec, Inc., a Texas corporation (the "Company") and Danny J. Adair (the "Employee").

                              W I T N E S S E T H :
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          WHEREAS, in connection with a certain Agreement and Plan of Merger
(the "Merger Agreement") dated September 15, 1995 between G-I Holdings Inc., USA Acquisition Company and the Company, the Company and the Employee desire to enter into this Agreement, on the terms and conditions set forth below, to provide for the employment of the Employee for the term herein specified;

          NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

                               A G R E E M E N T :
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1.   EMPLOYMENT.  During the term of the Agreement, the Company hereby employs
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Employee and Employee hereby agrees to be employed by the Company as its
President, subject to the terms and conditions hereinafter set forth.

2.   TERM OF AGREEMENT.  The term of this Agreement shall begin on the earlier
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of (i) consummation of the Offer (as defined in Section 1.1 of the Merger
Agreement) and (ii) the Effective Time (as defined in Section 2.3 of the Merger Agreement), and shall continue for a period of three (3) years therefrom, subject to prior termination in accordance with the terms hereof (the "Term of Employment"). If both the Merger Agreement terminates in accordance with its terms and the Offer is not consummated, this Agreement terminates without liability of either party hereto.

3.   DUTIES.  During the Term of Employment, the Employee shall report to Sunil
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Kumar or any person John M. Sergey shall designate.  Sunil Kumar and any such officer John M. Sergey shall designate shall be referred to herein as the "Reporting Officer". The Employee shall, subject to the direction and control of the Reporting Officer, (i) perform all duties which are consistent with (x) duties generally performed by an executive officer of the Company and (y) the Employee's manufacturing and/or marketing experience in the Company's business and (ii) enjoy all powers as may be delegated to him from time to time by the Reporting Officer; provided, however, that the Reporting Officer shall be
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entitled to change the scope of the Employee's duties, and the extent of his responsibilities, in each case consistent with clauses (x) and (y) above, upon reasonable prior notice to the Employee, and no such













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reassignment or change of duties or responsibilities shall be deemed to be a breach by the Company of the terms of this Agreement.

     The Employee agrees to devote all his business energy, attention, skill and time to performing his duties and to promoting the Company's interests. The Employee shall at all times perform his duties and obligations loyally, conscientiously and to the best of his ability. The Employee agrees to comply with all Company policies, rules and regulations now in effect or adopted from time to time during the Employee's Term of Employment. The Employee agrees not to disparage the Company or any products of the Company during the Term of Employment and thereafter.

4.   COMPENSATION.  As compensation for the services rendered by the Employee
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during the Term of Employment, the Company agrees to pay or cause to be paid to the Employee, and the Employee agrees to accept, a fixed salary per annum equal to the fixed salary in effect for the Employee as President of the Company on the date the Merger Agreement was executed, payable in equal semi-monthly installments or otherwise in accordance with the Company's normal payroll practices. During the Term of Employment, bonuses, if any, payable to the Employee will be determined at the sole discretion of the Board of Directors of the Company.

5.   OTHER BENEFITS.  The Employee shall be entitled to participate in all
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employee group benefit programs to the extent and on the same terms as such programs are then made available by the Company to other executive officers of the Company; provided that Employee shall not be entitled to any severance payment upon termination of his employment pursuant to, or in accordance with, this Agreement.

6.   TERMINATION OF EMPLOYMENT.
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     (a)  The Company may terminate the Employee's employment hereunder at any time, with or without cause, upon six (6) months prior written notice to the Employee.

     (b) The Employee's employment hereunder shall automatically be terminated upon the death of the Employee, and may be immediately terminated at any time by the Company upon the occurrence of any of the following events:

               (i)  the Disability (as defined in paragraph (c) of this Section
                    6) of the Employee; or

               (ii) the final determination that there is Cause (as defined in paragraph (d) of this Section 6) for such termination.





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     (c)  For purposes of this Agreement, the term "Disability" shall mean the inability of the Employee, due to illness, accident or any other physical or mental incapacity, to perform substantially all of his duties in a normal manner for a period of three (3) months within any twelve (12) month period.

     (d) For purposes hereof, "Cause" shall mean and be limited to (i) the Employee's conviction of a felony or misdemeanor under any federal, state or local law or ordinance, or of any crime involving moral turpitude, (ii) the Employee's gross negligence in the performance of his duties pursuant to Section 3 of this Agreement or (iii) the Employee's willful failure or refusal to comply with any reasonable and lawful request or instruction of the Company, the Reporting Officer or the directors relating to the performance of the Employee's duties pursuant to Section 3 of this Agreement.

7.   CONFIDENTIALITY:  ASSIGNMENT OF INVENTIONS.
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     (a)  The Employee recognizes that during the Term of Employment and prior to the date thereto as President and Chief Executive Officer of the Company, the Employee will have had and may continue to have access to or receive information concerning the Company's products, research, marketing, manufacturing, purchasing, engineering sales and pricing, or regarding other administrative, financial, marketing or manufacturing activities of the Company (collectively, the "Confidential Information"). The Employee hereby agrees that during the Term of Employment, or at any time in the future, the Employee will not (i) disclose the Confidential Information to any other person or entity, including employees of the Company who do not have a need to know such information, (ii) use the Confidential Information for the Employee's own benefit or for the benefit of anyone other than the Company or (iii) remove from the Company's offices, or make copies of, any Confidential Information, unless the Employee is authorized to do so in writing by the Company and provided that Employee shall return such Confidential Information to the Company's offices promptly thereafter. In addition, the Employee agrees to return to the Company all documents, notes, diskettes or any other recording containing any Confidential Information upon the termination of the Employee's employment with the Company, or sooner if requested by the Company.

     (b) The Employee hereby agrees that all Confidential Information obtained or created by the Employee, as well as all inventions, techniques, processes, and the like developed by the Employee during the Term of Employment, are the property of the Company. Accordingly, the Employee hereby assigns and transfers to the company all right and title to such inventions, techniques and processes (patentable or not) made or conceived by the Employee during the Term of employment and:






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          (i)  which are related to the Company's business or research and development efforts;

          (ii) which are suggested by or result from the Employee's work for the Company; or

          (iii)  for which the Company's equipment or facilities have been used.

     In addition, the Employee hereby further agrees to disclosed promptly any such inventions, techniques or processes and the like to the Company and to perform all lawful acts requested by the Company to:

          (i)  perfect title therein in the Company or its nominee; and

          (ii) enable the Company or its nominee to obtain and maintain copyright, patent or other legal protection therefor anywhere in the world.

8.        NON-COMPETITION.
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          (a)  In recognition of the benefits that will inure to the Employee as a shareholder of the Company upon consummation of the Merger Agreement, the Employee agrees that during the Term of Employment and for a period of three (3) years from the termination of employment with the Company, the Employee will not, directly or indirectly:

               (i) by himself or through any other person, firm or corporation, solicit, raid, entice or induce any person who is at the time of such solicitation or was within twenty-four (24) months prior thereto, an employee or consultant of the Company to become employed in any capacity by such person, firm, or corporation, and the Employee shall not approach any such employee or consultant for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

               (ii) engage in or become associated with any person, firm, corporation or other entity (collectively, the "Entity") or an affiliate of such Entity engaged in, the manufacture, distribution, marketing or sale of roofing or reroofing products.

          (b) The Employee acknowledges that a violation, or threatened violation of any of the provisions of this Section 8 will result in the Company sustaining irreparable harm, which result could not be fully redressed by the payment of damages to the Company, and therefore, in addition to any other remedies which






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the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction, at law or in equity, for any injunction without the posting of any bond or other security, enjoining or restraining the Employee from committing or continuing any such violation, and the Employee shall not object to any application or issuance of such injunction. If for any reason any court of competent jurisdiction shall find any of the provisions of this Section 8 unreasonable in duration or in geographic scope or otherwise, the prohibitions contained herein shall be restricted to such time and geographic areas as such court determines to be reasonable. Such restriction shall apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made.

9.   REPRESENTATIONS AND AGREEMENTS OF EMPLOYEE.  The Employee represents and
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warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing his execution and delivery of this Agreement and the performance of his duties hereunder.

10.  AMENDMENT OR ALTERATION; GOVERNING LAW; SEVERABILITY.  No amendment or
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alteration of the terms of this Agreement shall be valid unless made in writing, signed by both of the parties hereto, and prior to the Effective Time (as defined in Section 2.3 of the Merger Agreement), expressly consented to in writing by USI Acquisition Company. This Agreement shall be governed by the internal laws of the State of New Jersey, without regard to such State's principles of conflicts of laws; and any suit, action or proceeding regarding disputes hereunder may or shall be brought in any Federal or state court in the State of New Jersey, and each of the Company and the Employee hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

11.  ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement contains the entire
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agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement may be transferred or assigned by the Company without the prior written consent of the Employee. The Employee acknowledges that his services are personal in nature and that his obligations pursuant to this Agreement may not be transferred or assigned.

12.  FURTHER ASSURANCES.  The parties agree to execute and deliver all such
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further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.




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13.  PRONOUNS AND PLURALS.  Whenever the context may require, any pronoun used
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herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                   U.S. INTEC, INC.



                                   By:    /s/ Albert E. Brammer
                                      ---------------------------------------
                                      Name:   Albert E. Brammer
                                      Title:  Chairman Compensation Committee


                                   DANNY J. ADAIR


                                   /s/ Danny J. Adair
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